Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 3, 2018 (the “Effective Date”) among (A) SILICON VALLEY BANK, a California corporation with a loan production office located at 505 Howard Street, 3rd Floor, San Francisco, California, 94105 (“Bank”) and (B) XENON PHARMACEUTICALS INC., a corporation continued under the laws of Canada with the registered address 745 Thurlow Street, Suite 2400, Vancouver, British Columbia, V6E 0C5, Canada (the “Canadian Borrower”) and XENON PHARMACEUTICALS USA INC., a corporation organized under the laws of the State of Delaware (the “U.S. Borrower”, and together with the Canadian Borrower herein, jointly and severally, individually and collectively, “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank and amends and restates, in its entirety, that certain Loan and Security Agreement by and among Bank and Borrower dated as of December 18, 2017 and amended by that certain First Loan Modification Amendment to Loan and Security Agreement dated as of June 12, 2018 (the “Original Agreement”).  For the avoidance of doubt, Bank has waived any and all prepayment fees and premiums in connection with the repayment of any amounts outstanding under the Original Agreement and has agreed to defer Two Hundred Ninety-Five Thousand Dollars ($295,000) of the final payment due in connection with the Original Agreement, which is to be paid instead pursuant to the Prepayment Fee (defined below), if applicable, in connection with this Agreement.  The parties agree as follows:

1.ACCOUNTING AND OTHER TERMS

Except as otherwise provided in this Agreement, (i) accounting terms and (ii) calculations and determinations must be made following U.S. GAAP, except with respect to unaudited financial statements and for the absence of footnotes and subject to year-end audit adjustments; provided that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Bank shall so request, Borrower and Bank shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended (a) such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, provided, further, that (x) any obligations or a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect on the Effective Date shall not be treated as a capital lease obligation solely as a result of the adopting of changes in GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan Advance.

(a)Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make a term loan advance to the Borrower within five (5) Business Days of the Effective Date (the date of such advance, the “Funding Date”) in the amount of Fifteen Million Five Hundred Thousand Dollars ($15,500,000) (the “Term Loan Advance”), provided that Four Hundred Eighty-Five Thousand Dollars ($485,000) of the Term Loan Advance shall be immediately applied to the final payment outstanding pursuant to the Original Agreement (the “Original Agreement Final Payment”). After repayment, the Term Loan Advance may not be reborrowed in whole or in part.

(b)Interest Payments. Commencing on the first Payment Date following the Funding Date and continuing on the Payment Date of each month thereafter, Borrower shall make monthly payments of interest, in arrears, on the principal amount of the Term Loan Advance at the rate set forth in Section 2.2(a).

(c)Repayment. The Term Loan Advance shall be “interest only” until the Amortization Date. Commencing on the first Payment Date following the Amortization Date, the Term Loan Advance shall be payable (A) in thirty (30) equal monthly installments of principal plus (B) monthly payments of accrued interest at the rate set forth in Section 2.2(a). All outstanding principal and accrued interest with respect to the Term Loan Advance, as well as all other outstanding Obligations, shall be immediately due and payable in full on the Maturity Date.

(d)Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated following the occurrence and during the continuation of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the Final Payment with respect to the Term Loan Advance, plus (iii) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts.

(e)Permitted Prepayment. Borrower shall have the option to prepay all, but not less than all, of the Term Loan Advance, provided Borrower (i) delivers written notice to Bank of its election to prepay the Term Loan Advance at least ten (10) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (B) the Final Payment with respect to the Term Loan Advance, (C) the Prepayment Fee, and (D) all other sums, if any, that shall have become due and payable with respect to the Term Loan Advance, including interest at the Default Rate with respect to any past due amounts

2.2    Payment of Interest on the Credit Extensions.

(a)Interest Rate. Subject to Section 2.2(b), the principal amount outstanding for the Term Loan Advance shall accrue interest at a floating per annum rate equal to one-half percentage point (0.5%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.2(d) below.

(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)Payment; Interest Computation. Interest is payable monthly on the Payment Date of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 noon Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. For purposes of the Interest Act (Canada): (x) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (A) such rate, multiplied by (B) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (C) the number of days in such period of time; (y) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (z) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(e)Criminal Interest. If any provision of this Agreement would oblige Borrower to make any payment of interest or other amount payable to Bank in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by Bank of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), first, by reducing the amount or rate of interest and thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to Bank which would constitute “interest” for purposes of section 347 of the Criminal Code (Canada).

2.3    Fees.

(a)Borrower shall pay to Bank:

(i)  Final Payment. The Final Payment with respect to the Term Loan Advance, when due hereunder;

(ii) Prepayment Fee. The Prepayment Fee, when due pursuant to the terms of Section 2.1.1(e); and

(iii)Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(b)Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Borrower under the clauses of this Section 2.3 pursuant to the terms of Section 2.4(c).  Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.3.

2.4    Payments; Application of Payments; Debit of Accounts.

(a)All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 noon Pacific time on the date when due. Payments of principal and/or interest received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

2.5    Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. In addition, Bank, or other relevant party, shall deliver such documentation prescribed by applicable law as reasonably requested by Borrower as will enable Borrower to determine whether Bank, or other relevant party, is subject to any withholding or information reporting requirements in connection with this Agreement. The agreements and obligations of Borrower contained in this Section 2.5 shall survive the termination of this Agreement.

2.6    Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Bank is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice through its bankers. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Bank of the amount due, the Canadian Borrower will, on the date of receipt by the Bank, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Bank on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Bank is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Bank is so able to purchase is less than the amount of the Currency Due originally due under this Agreement or any other Loan Document, the Canadian Borrower shall indemnify and save the Bank harmless from and against all loss or damage arising as a result of such deficiency.

3.CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, copies of such executed documents (unless delivery of a particular original is specified), and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a)the Loan Documents;

(b)duly executed original signatures to the Warrant;

(c) if there have been any amendments to the Operating Documents of any Borrower since December 18, 2017, the Operating Documents of such Borrower from such Borrower’s jurisdiction of organization, formation or continuance (as the case may be), and each jurisdiction in which such Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d)for each Borrower, an officer’s or secretary’s certificate with respect to Borrower’s articles, by-laws, incumbency, specimen signatures and board (and shareholder, if required) resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party;

(e)certified copies, dated as of a recent date, of financing statement searches, as Bank may reasonably request, accompanied by written evidence (including, without limitation, any UCC termination statements, PPSA termination statements or PPSA confirmations/estoppels, as applicable) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)the Perfection Certificate of each Borrower;

(g)a legal opinion of Borrowers’ Canadian legal counsel dated as of the Effective Date in form and substance acceptable to Bank; and

(h)payment of all fees and Bank Expenses then due as specified in Section 2.3 hereof.

3.2    Conditions Precedent to all Credit Extensions.  Bank’s obligation to make any Credit Extension hereunder, including the initial Credit Extension, is subject to the following conditions precedent:

(a)the representations and warranties in this Agreement shall be true, accurate and complete in all material respects on the Funding Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date or time period shall be true and, accurate and complete in all material respects as of such date or with respect to such time period, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate and complete in all material respects, taking into account updates thereof subsequent to the Effective Date to the extent that Borrower has provided written notice to Bank in accordance with the provisions of this Agreement; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date or time period shall be true and, accurate and complete in all material respects as of such date or with respect to such time period; and

(b)Bank determines to its satisfaction that there has not been a Material Adverse Change nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

If any event, condition, circumstances or other factor (collectively, “Circumstances”) exists or does not exist whose existence or non-existence serves as justification under Section 3.1 or this Section 3.2 for Bank’s refusal to make a requested Credit Extension, the existence or non-existence or such Circumstances shall not constitute an Event of Default under Section 8 unless it independently constitutes an Event of Default pursuant to another provision of this Agreement.

3.3    Covenant to Deliver.

(a)Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

(b)Within forty-five (45) days of the Effective Date, Borrower shall deliver to Bank:

(i)  a certificate of insurance evidencing that Borrower’s insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payee and/or additional insured clauses in favor of Bank.

4.CREATION OF SECURITY INTEREST

4.1    Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges, assigns and charges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest in the Collateral granted herein, perfected where applicable (subject only to such Permitted Liens which are expressly permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall either (i) terminate the security interest granted herein, or (ii) authorize Borrower, without any further action on the part of Bank, to file any UCC termination statements and/or PPSA termination statements, as may be required, in either case upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2    Priority of Security Interest.  Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority security interest in the Collateral, perfected where applicable (subject only to such Permitted Liens which are expressly permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien). If Borrower shall acquire a commercial tort claim in excess of Five Hundred Thousand Dollars ($500,000), Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3    Authorization to File Financing Statements.  Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5.REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1    Due Organization, Authorization; Power and Authority.  Borrower is duly existing and in good standing (including as a Registered Organization, if applicable) in its jurisdiction of incorporation or formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”). Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s business identification number/corporation number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as disclosed in the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of incorporation or formation, organizational type, or any business identification number/corporation number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents or organizational documents, as the case may be, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries may be bound or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), other than (A) the filing of a Form 45-106F1 with the British Columbia Securities Commission, together with applicable filing fees, in connection with the issuance of the Warrant by Canadian Borrower to Bank and (B) filings, if any, to be made with U.S. federal or state authorities to comply with applicable securities laws in connection with the issuance of the Warrant to Bank or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2    Collateral.  Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificate delivered to Bank in connection herewith and which Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.6(b). The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as otherwise permitted in accordance with Section 7.2. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is, to Borrower’s knowledge, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate or to be disclosed as required pursuant to Section 6.7, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3    Litigation.  Except as noted on the Perfection Certificate or to be disclosed as required pursuant to Section 6.2, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, One Hundred Thousand Dollars ($100,000).

5.4    Financial Statements; Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of and for the dates indicated thereon. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5    Solvency.  The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6    Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted unless such failure could not reasonably be expected to have a material adverse effect on Borrower’s business.

5.7    Subsidiaries; Investments.  Borrower does not own any stock, shares, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8    Tax Returns and Payments; Pension Contributions.  Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000).

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could reasonably be expected to result in additional taxes becoming due and payable by Borrower in excess of One Hundred Thousand Dollars ($100,000).  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9    Use of Proceeds.  Borrower shall use the proceeds of the Credit Extensions solely to repay the Original Agreement Final Payment, as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.10  Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11  Definition of “Knowledge”.  For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6.AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1    Government Compliance.

(a)Except as permitted pursuant to Section 7.2 or Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations.  Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject, non-compliance with which could reasonably be expected to have a material adverse effect on Borrower’s business.

(b)Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of the Collateral.  Upon Bank’s request, Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2    Financial Statements, Reports, Certificates.  Provide Bank with the following:

(a)Monthly Financial Statements.  As soon as available, but no later than (i) thirty (30) days after the last day of each month other than January or (ii) forty-five (45) days after the end of each January, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such month certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly Financial Statements”);

(b)Quarterly Financial Statements.  As soon as available, but no later than forty-five (45) days after the last day of each quarter end or in the case of Q4/FYE no later than ninety (90) days after the last day of Q4 quarter end, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations for such quarter and as filed with the SEC, certified by a Responsible Officer and in a form acceptable to Bank (the “Quarterly Financial Statements”);

(c)Monthly Compliance Certificate.  Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth such other information as Bank may reasonably request;

(d)Quarterly Compliance Certificate.  Within forty-five (45) days after the last day of each quarter end or in the case of Q4/FYE within ninety (90) days after the last day of Q4 end and together with the Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth such other information as Bank may reasonably request.

(e)Board-Approved Operating Budget and Projections.  As soon as available, but no later than thirty (30) days after the last day of Borrower’s fiscal year and contemporaneously with any material updates thereto, Board-approved operating budget and projections as to the then current fiscal year in a form reasonably acceptable to Bank;

(f)Other Statements.  Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(g)SEC Filings.  Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be, under Section 13 or 15(d) of the Exchange Act.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address or with EDGAR; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(h)Legal Action Notice.  A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Hundred Thousand Dollars ($100,000) or more;

(i)Other Financial Information.  Promptly, from time to time, such information regarding Borrower or compliance with the terms of any Loan Documents as reasonably requested by Bank; and

(j)Beneficial Ownership Informations. Prompt written notice of any changes to the beneficial ownership information set out in section 13 of the Perfection Certificate. Borrower understands and acknowledges that Bank relies on true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers.

6.3    Reserved.

6.4    Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof and taxes which do not exceed the threshold set forth in Section 5.8 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5    Insurance.

(a)Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are reasonably satisfactory to Bank.  All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations, provided that if no Event of Default exists, Borrower may apply such proceeds to the repair or replacement of damaged, destroyed, or lost property, and/or Borrower may purchase other property useful in its business, provided that in each such case, such property shall be subject to the security interest granted herein.

(c)At Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank twenty (20) days prior written notice before any such policy or policies shall be materially altered or canceled.  If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6    Accounts.

(a)Maintain it and its Subsidiaries’ primary depository accounts, securities/investment accounts, and excess funds located in the United States or denominated in U.S. Dollars, which shall comprise no less than 50% of Borrower’s aggregate cash and securities from time to time, with Bank and Bank’s Affiliates. Subject to Section 6.6(b), Canadian Borrower may maintain its Canadian operating, depository and securities accounts with (i) Royal Bank of Canada (the “RBC Account”), (ii) RBC Dominion Securities Inc. (the “RBCDS Account”), (iii) TD Waterhouse Canada Inc. (the “TDWC Account” and, collectively with the RBC Account and the RBCDS Account, the “Canadian Accounts”), and (iv) Stifel Nicolaus & Company, Incorporated (the “Stifel Account”), each as described in the Perfection Certificate, provided that (A) Borrower shall not at any time permit the balance of the TDWC Account to exceed Five Thousand Dollars ($5,000) and (B) upon the deposit of any cash to the Stifel Account from time to time, Borrower shall immediately transfer all such cash to an account maintained with Bank or Bank’s Affiliates. In addition to the foregoing, Borrower may maintain the Canadian Accounts to fund U.S. Dollar operating expenditures as required.

(b)In addition to, and without limiting the restrictions in Section 6.6(a), Borrower shall provide Bank five (5) days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates.  For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  The provisions of the previous sentence shall not apply to (i) deposit accounts held in Canada outside of the Province of Quebec exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, provided that Bank has a perfected security interest in all such accounts, (ii) the RBC Account, (iii) subject to the restriction in Section 6.6(a)(A), the TDWC Account, or (iv) subject to Borrower’s covenant in Section 6.6(a)(B), the Stifel Account.

6.7    Protection of Intellectual Property Rights.

(a)(i) Protect, defend and maintain the validity and enforceability of its Intellectual Property that is material to its business; (ii) promptly advise Bank in writing of material infringements or any other event of which it becomes aware that could reasonably be expected to materially and adversely affect the value of its Intellectual Property that is material to its business; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)Provide written notice to Bank within fifteen (15) days of entering into or becoming bound by any Restricted License (other than commercial off-the-shelf technology license agreements or other similar arrangements that are commercially available to the public). Borrower shall take such commercially reasonable steps as Bank reasonably requests to attempt to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.8    Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.9    Access to Collateral; Books and Records.  At reasonable times, on three (3) Business Days’ notice, (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, the right to inspect the Collateral and the right to audit and copy Borrower’s Books.  The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event Borrower and Bank schedule an audit more than ten (10) days in advance and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.10  Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.8 hereof, at the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date, Borrower shall (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank, and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank, including one or more opinions of counsel satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11  Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within ten (10) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.12  Online Banking.

(a)Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

(b)Comply with the terms of the “Banking Terms and Conditions” and ensure that all persons utilizing the online banking platform are duly authorized to do so by an Administrator. Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via the online banking platform and to further assume that any submissions or requests made via the online banking platform have been duly authorized by an Administrator.

7.NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1    Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, surplus or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any shares of Borrower permitted under Section 7.8 of this Agreement; (e) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; and (g) licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive with respect to field of use or geographic area. For the avoidance of doubt, nothing in this Section 7.1 shall restrict the issuance and sale of equity securities of Borrower.

7.2    Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto and reasonable extensions thereof; (b) liquidate or dissolve, except into a Borrower; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by Borrower within five (5) days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control except where the Loan Documents (other than the Warrant) and Bank’s obligations to extend credit thereunder are terminated and all Obligations (other than inchoate indemnity obligations) are indefeasibly repaid in full prior to or simultaneously with the closing of the transaction which results in such Change in Control.

Borrower shall not, without at least ten (10) Business Days’ prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization or change the location of its chief executive office or registered office, (3) change its organizational type, (4) change its legal name, or (5) change any business identification number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.

7.3    Mergers, Amalgamations or Acquisitions.  Merge, amalgamate, or consolidate, or permit any of its Subsidiaries to merge, amalgamate, or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except that a Subsidiary may merge, amalgamate, or consolidate into another Subsidiary or into Borrower.

7.4    Continuations. Continue, or permit any of its Subsidiaries to continue into another jurisdiction.

7.5    Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.6    Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens; subject to Permitted Liens expressly permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien, permit any Collateral not to be subject to the first priority security interest granted herein; or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank, except (i) customary restrictions on assignment in any Restricted License; (ii) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein; and (iii) covenants with such restrictions in merger or acquisition agreements (pursuant to which Borrower is to be acquired and the Obligations (excluded inchoate indemnity obligations) hereunder are to be fully repaid and terminated), provided that such covenants do not prohibit Borrower from granting a security interest in Borrower’s or any Subsidiary’s Intellectual Property in favor of Bank and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s or any Subsidiary’s Intellectual Property.

7.7    Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.8    Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock or membership interests, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock; (iii) make cash payments in lieu of fractional shares; and (iv) Borrower may repurchase its stock, so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.9    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except (i) transactions that are in the ordinary course of Borrower’s business upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (ii) transactions with Subsidiaries that are not otherwise prohibited by this Article 7.

7.10  Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Bank.

7.11  Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1    Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2    Covenant Default.

(a)Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.6, 6.7 or 6.9, or violates any covenant in Section 7; or

(b)Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3    Material Adverse Change. A Material Adverse Change occurs;

8.4    Attachment; Levy; Restraint on Business.

(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary), unless in respect of de minimis amounts, or (ii) a notice of lien or levy is filed against any of Borrower’s assets (except assets of a de minimis nature) by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any thirty (30) day cure period; or

(b)(i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5    Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent (as defined in Section 5.5); (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6    Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000); or (b) any breach or default by Borrower, the result of which could reasonably be expected to have a material adverse effect on Borrower’s business;

8.7    Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Fifty Thousand Dollars ($150,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) Business Days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8    Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9    Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement; or

8.10  Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9.BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)demand that Borrower (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds.  Borrower shall collect all payments in trust for Bank and if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h)seize, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books;

(k)obtain from any court of competent jurisdiction an order for the sale or foreclosure of any or all of the Collateral;

(l) appoint in writing a receiver or receiver and manager (a “Receiver”) for all or any part of the Collateral who shall be vested with all of the Bank’s rights and remedies under this Agreement, at law or in equity. Any such Receiver, with respect to responsibility for its acts, shall, to the extent permitted by applicable law, be deemed to the agent of the Borrower and not the Bank;

(m)obtain from any court of competent jurisdiction an order for the appointment of a Receiver of Borrower or of any or all of the Collateral;

(n) realize on any or all of the Collateral and sell, lease, assign, give options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the above), in one or more parcels at any public or private sale, on such terms and conditions as the Bank may deem advisable and at such prices as it may deem best; and

(o)exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2    Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable following the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Borrower’s name, as Bank chooses); (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Bank or a third party as the Code permits; and (g) receive, open and dispose of mail addressed to Borrower. Regardless of whether an Event of Default has occurred, Bank may notify all Account Debtors to pay Bank directly. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank is under no further obligation to make Credit Extensions hereunder.

9.3    Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4    Application of Payments and Proceeds. Bank shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5    Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7    Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

9.8    Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder.  Each Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433,and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.8, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10.NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Xenon Pharmaceuticals Inc.
3650 Gilmore Way
Burnaby, BC V5G 4W8, Canada
Attn: Chief Financial Officer and Chief Operating Officer
Email: imortimer@xenon-pharma.com

with a copy to:	Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304
Attn: John Mao
Email: jmao@wsgr.com

If to Bank:	Silicon Valley Bank
505 Howard Street, 3rd Floor
San Francisco, California, 94105
Attn: Jackie Spencer
Email: jspencer@svb.com

with a copy to:	Aird & Berlis LLP
181 Bay Street, Suite 1800
Toronto, Ontario M5J 2T9, Canada
Attn:Tony Gioia
Fax:(416) 863.1515
Email:tgioia@airdberlis.com

11.CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12.GENERAL PROVISIONS

12.1  Termination Prior to the Maturity Date; Survival. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement).  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2  Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).

12.3  Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence, fraud or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4  Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5  Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6  Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties, so long as Bank provides Borrower with written notice of such correction and allows Borrower at least ten (10) Business Days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Borrower.

12.7  Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8  Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9  Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”), which Bank Entities shall be bound by the foregoing confidentiality obligation; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10Right of Set-off. Borrower hereby grants to Bank, a Lien, security interest and right of set-off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.11Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or equivalent legislation in another jurisdiction.

12.13Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

13.DEFINITIONS

13.1  Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is as to any Person any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Administrator” is an individual that is named (a) as an “Administrator” in the “SVB Online Services” form completed by Borrower with the authority to determine who will be authorized to use SVB Online Services (as defined in the “Banking Terms and Conditions”) on behalf of Borrower; and (b) as an Authorized Signer of Borrower in an approval by the Board.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” is March 31, 2020.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of Borrower.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal, state and provincial tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, shareholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary or other senior officer on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed, and if any determination of a “Business Day” shall relate to an FX Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Canadian Accounts” is defined in Section 6.6(a).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or Canada or any agency or any state or province thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 12.3.

“Code” is (a) with respect to any assets located in the United States, the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions, and (b) with respect to any assets located in Canada, the PPSA as amended and as may be further amended and in effect from time to time; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Personal Property Security Act or equivalent legislation in effect in a provincial jurisdiction other than British Columbia, the term “Code” shall mean the Personal Property Security Act or equivalent legislation as enacted and in effect in such other province solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made or, if not defined in the applicable Code, an account in respect of commodity futures.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is the Term Loan Advance or any other extension of credit by Bank for Borrower’s benefit.

“Currency Due” is defined in Section 2.6.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made or, if not defined in the applicable Code, a savings account, current account or other similar type of account.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, with account number ending in (last three digits) 040, maintained by Borrower with Bank, provided that if no account is identified herein, the Designated Deposit Account shall be the one designated by Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“EDGAR” is the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC, or such successor or replacement system established by the SEC.

“Effective Date” is defined in the preamble hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Final Payment”, in respect of the Term Loan Advance, is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Maturity Date, (b) the acceleration of the Term Loan Advance, or (c) the prepayment of the Term Loan Advance in full pursuant to Section 2.1.1(d) or 2.1.1(e), equal to the product of the amount of Term Loan Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is six and one-half percent (6.5%).

“Foreign Currency” means lawful money of a country other than the United States.

“Funding Date” is defined in Section 2.1.1(a).

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” or “U.S. GAAP” means U.S. generally accepted accounting principles.

“General Intangibles” is all “general intangibles” or “intangibles” as defined in the applicable Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any provincial, state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;

(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)any and all software, source or object code;

(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including share, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Judgment Currency” is defined in Section 2.6.

“Key Person” is each of (a) Simon Pimstone, who is the Chief Executive Officer as of the Effective Date, and (b) Ian Mortimer, who is the Chief Financial Officer as of the Effective Date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” means September 1, 2022.

“Monthly Financial Statements” is defined in Section 6.2(a).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Prepayment Fee, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to Bank Services and any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization or certificate of good standing, as the case may be, on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or its memorandum and articles of association, as the case may be (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)Subordinated Debt;

(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)Indebtedness in connection with credit cards or letters of credit in an aggregate principal amount outstanding not to exceed at any time Two Hundred Fifty Thousand Dollars ($250,000);

(h)other Indebtedness in an aggregate principal amount outstanding not to exceed at any time Fifty Thousand Dollars ($50,000); and

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)Investments consisting of (i) Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy and any subsequent amendments thereto have been approved in writing by Bank;

(c) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement;

(d)Investments by Borrower in the ordinary course of business in connection with Transfers permitted by Section 7.1 of this Agreement;

(e)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (f) shall not apply to Investments of Borrower in any Subsidiary;

(g)Investments (i) by a Borrower in another Borrower and (ii) by a Subsidiary in a Borrower;

(h)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances, and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Director, provided that each Investment under categories (i) and (ii) occurs in the ordinary course of business and the aggregate of all such Investments does not exceed One Hundred Thousand Dollars ($100,000) in any fiscal year; and

(i)other Investments, not to exceed an aggregate amount of Fifty Thousand Dollars ($50,000) in any fiscal year.

“Permitted Liens” are:

(a)Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)purchase money Liens or capital leases (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(f)non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive with respect to field of use or geographic area;

(g)deposits to secure the performance of bids, tenders, trade contracts, leases (including office leases), government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return money bonds, other security indebtedness and other obligations of a like nature, provided that any such Liens are incurred in the ordinary course of business;

(h)Liens securing Subordinated Debt, so long as such Lien is subordinated to Bank’s Lien pursuant to a subordination agreement in form and substance satisfactory to Bank;

(i)Liens consisting of cash collateral securing a corporate credit card facility or a letter of credit facility, provided that each such facility is subject of a confirmation or estoppel letter addressed to and in form and substance satisfactory to Bank; and

(j)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, unlimited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“PPSA” means the Personal Property Security Act (British Columbia), as amended and as may be further amended and in effect from time to time.

“Prepayment Fee” shall be an additional fee payable to Bank if the Term Loan Advance is prepaid prior to the Maturity Date, in an amount equal to the sum of (a) (i) three percent (3.00%) of the outstanding principal balance of the Term Loan Advance if such prepayment occurs prior to the first anniversary of the Effective Date; (ii) two percent (2.00%) of the outstanding principal balance of the Term Loan Advance if such prepayment occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date; or (iii) one percent (1.00%) of the outstanding principal balance of the Term Loan Advance if such prepayment occurs on or after the second anniversary of the Effective Date plus (b) Two Hundred and Ninety-Five Thousand Dollars ($295,000) (such amount in clause (b) constituting the deferred final payment fee due under the Original Agreement).

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Quarterly Financial Statements” is defined in Section 6.2(b).

“Receiver” is defined in Section 9.1(l).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is either of the Chief Executive Officer and President & Chief Financial Officer of Canadian Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (other than any commercial off-the-shelf licenses or similar agreements that are commercially available to the public) (a) that validly prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property subject to such license, or (b) for which a default under or termination of could reasonably be expected to interfere with Bank’s right to sell any Collateral.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan Advance” is defined in Section 2.1.1(a) hereof.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“U.S.” means the United States of America

“Warrant” is that certain Warrant to Purchase Shares dated as of the Effective Date executed by Canadian Borrower in favor of Bank, as amended, modified, supplemented and/or restated from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement and all documents executed in connection therewith, or relating thereto, have been negotiated, prepared and deemed to be executed by Borrower in the United States of America.

BORROWER:

XENON PHARMACEUTICALS INC.

By	/s /s/ Ian Mortimer
Name:	Ian Mortimer
Title:	President & CFO

By	/s/ Simon Pimstone
Name:	Simon Pimstone
Title:	CEO

XENON PHARMACEUTICALS USA INC.

By	/s/ Ian Mortimer
Name:	Ian Mortimer
Title:	President & Treasurer

By	/s/ James Empfield
Name:	James Empfield
Title:	Secretary

BANK:

SILICON VALLEY BANK

By	/s/ Peter Sletteland
Name:	Peter Sletteland
Title:	Vice President

Signature Page to Amended and Restated Loan and Security Agreement

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) more than sixty-five percent (65%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by U.S. Borrower of any foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) property subject to a lien described in clauses (a) or (c) of Permitted Liens, in each case, to the extent that the security interest is prohibited by the terms of the agreement governing such financing, provided that instantly upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral without any further action by Borrower or Bank; (c) rights held under a license or other agreement that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction or assignment is enforceable under applicable law), provided that instantly upon the cessation of any such restriction at law or otherwise or the consent of the licensor thereof to such assignment, such property shall automatically become part of the Collateral without any further action by Borrower or Bank; (d) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications or a registration issuing from such intent-to-use trademark application under applicable federal law; and (e) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM: XENON PHARMACEUTICALS INC. and XENON PHARMACEUTICALS USA INC. (collectively, the “Borrower”)

The undersigned authorized officer of each Borrower respectively certifies that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and accurate in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, provincial, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.8 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days (45 days for January)	Yes No
Quarterly financial statements with Compliance Certificate	Quarterly within 45 days (90 days for Q4)	Yes No
10‑Q, 10‑K and 8-K (if applicable)	Within 5 days after filing with SEC	Yes No
Board-approved operating budget and projections	FYE within 30 days	Yes No
Changes to reported beneficial ownership	Immediately	Yes No

Other Matters

1)

Have there been any amendments of or other changes to the Operating Documents of Borrower or any of its Subsidiaries?  If yes, provide copies of any such amendments or changes with this Compliance Certificate.

	Yes	No

Certificate continues on following page

The following are the exceptions with respect to the certification above:  (If no exceptions exist, state “No exceptions to note.”)

XENON PHARMACEUTICALS INC.	BANK USE ONLY

Received by:
authorized signer
By:
Name:	Date:
Title:
Verified:
authorized signer
Date:

	Compliance Status:	Yes	No

XENON PHARMACEUTICALS USA INC.

By:
Name:
Title: